Exhibit 12(a)

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BOSTON BRUSSELS CENTURY CITY CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO	SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

[•], 2016

BlackRock Liquidity Funds

100 Bellevue Parkway

Wilmington, Delaware 19809

TempFund a Series of BlackRock Liquidity Funds

100 Bellevue Parkway

Wilmington, Delaware 19809

BofA Funds Series Trust

100 Federal Street

Boston, Massachusetts 02110

BofA Cash Reserves a Series of BofA Funds Series Trust

100 Federal Street

Boston, Massachusetts 02110

Re:	Reorganization of TempFund, a separate series of the BlackRock Liquidity Funds, and BofA Cash Reserves, a separate series of BofA Funds Series Trust.

Ladies and Gentlemen:

You have requested our opinion on certain Federal income tax consequences of the following events, which will occur simultaneously: (i) the acquisition by TempFund (the “Acquiring Fund”), a series of BlackRock Liquidity Funds, a registered investment company and a Delaware statutory trust (the “Acquiring Trust”), of substantially all of the assets of BofA Cash Reserves (the “Target Fund”), a series of BofA Funds Series Trust, a registered investment company and a Delaware statutory trust (the “the Selling Trust”), and the assumption by the Acquiring Fund of certain liabilities of the Target Fund (the “Stated Liabilities”), and (ii) the

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

BlackRock Liquidity Funds

BofA Funds Series Trust

[•], 2016

simultaneous distribution of newly issued shares of the Acquiring Fund (the “Acquiring Fund Shares”) to shareholders of the Target Fund (the steps in (i) and (ii) together, the “Reorganization”). After the Reorganization, the Target Fund will be terminated, dissolved and liquidated, will have final Federal and state (if any) tax returns filed on its behalf and will have all of its shares cancelled under Delaware law.

This opinion letter is furnished pursuant to Section 8.1 of the Agreement and Plan of Reorganization, dated as of [•], 2016, by and between the Acquiring Trust individually and on behalf of the Acquiring Fund, and the Selling Trust individually and on behalf of the Target Fund (the “Plan”), as a condition of closing. All terms used herein, unless otherwise defined, are used as defined in the Plan.

In rendering our opinion, we have reviewed and relied upon (a) the Plan, (b) the Combined Prospectus/ Proxy Statement of the Acquiring Trust on behalf of the Acquiring Fund and the Selling Trust on behalf of the Target Fund, dated February [•], 2016, contained in the Registration Statement on Form N-14 (File No. 333-208799) of the Acquiring Trust on behalf of the Acquiring Fund, as amended and supplemented to date (the “N-14 Registration Statement”), and (c) certain representations concerning the Reorganization made by the Acquiring Trust on behalf of the Acquiring Fund and the Selling Trust on behalf of the Target Fund in letters dated [•], 2016 (the “Representations”).

Based upon current law, including cases and administrative interpretations thereof and on the reviewed materials listed above, and subject to the conditions and limitations set forth herein, it is our opinion that:

(a) The Reorganization will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”) and the Acquiring Fund and the Target Fund will each be a “party to a reorganization” within the meaning of Section 368(b);

(b) No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Target Fund solely in exchange for Acquiring Fund Shares and assumption of the Stated Liabilities;

(c) No gain or loss will be recognized by the Target Fund upon the transfer of the Target Fund’s assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares Stated Liabilities, or upon the distribution (whether actual or constructive) of Acquiring Fund Shares to Target Fund Shareholders in exchange for their Target Fund Shares, except for any gain or loss that may be required to be recognized solely as a result of the close of the Target Fund’s or the Acquiring Fund’s taxable year due to the Reorganization or as a result of the transfer of any stock in a passive foreign investment company as defined in Section 1297(a) of the Code;

BlackRock Liquidity Funds

BofA Funds Series Trust

[•], 2016

(d) No gain or loss will be recognized by any Target Fund Shareholder upon the exchange of its Target Fund Shares solely for Acquiring Fund Shares and the.

(e) The aggregate tax basis of the Acquiring Fund Shares received by each Target Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Target Fund Shares held by such Target Fund Shareholder immediately prior to the Reorganization. The holding period of Acquiring Fund Shares received by each Target Fund Shareholder will include the period during which the Target Fund Shares exchanged therefor were held by such shareholder, provided the Target Fund Shares are held as capital assets at the time of the Reorganization;

(f) The tax basis of the Target Fund’s assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Target Fund immediately prior to the Reorganization, except for any assets which may be marked to market for U.S. federal income tax purposes on the termination of the Target Fund’s taxable year or on which gain was recognized upon the transfer to the Acquiring Fund. The holding period of the assets of the Target Fund in the hands of the Target Fund will include the period during which those assets were held by the Target Fund; and

(g) The Target Fund will succeed to and take into account the items of the Target Fund described in Code Section 381(c), subject to the conditions and limitations specified in Code Sections 381, 382, 383 and 384 and the Treasury Regulations thereunder.

In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretative rulings of the IRS and such other authorities as we have considered relevant. It should be noted that such statutes, regulations, judicial authorities, administrative interpretations and other authorities are subject to change. Any such change may be retroactive and could affect the conclusions stated herein. We undertake no obligation to update this opinion or advise you of any such change unless we are specifically engaged to do so.

Our opinion represents our best legal judgment with respect to the proper Federal income tax treatment of the Reorganization, based on the facts contained in the Plan, the N-14 Registration Statement and the Representations. Our opinion assumes the accuracy of the facts as described in the Plan, the N-14 Registration Statement and the Representations and could be affected if any of the facts as so described are inaccurate. Our opinion does not address any gain or loss that may be recognized or any related adjustment to tax basis as a result of the closing of the taxable year of the Target Fund, or any gain or loss that may be recognized or any related adjustment to tax basis on account of the transfer of particular assets of the Target Fund that are subject to special gain recognition rules under the Code.

BlackRock Liquidity Funds

BofA Funds Series Trust

[•], 2016

We are furnishing this opinion letter to you solely for your benefit in connection with the Reorganization. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,